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                                                                   Exhibit 99.1
                                                                   ------------

BSB Bancorp, Inc.                                                   News Release
58-68 Exchange St.
Binghamton, New York 13901
--------------------------------------------------------------------------------
                                               For Further Information, Contact:
                                                   Rexford C. Decker
                                                   Senior Vice President & CFO
                                                   (607) 779-2320
                                                   Website: www.bsbbank.com

      BSB Bancorp, Inc. Announces First Quarter Net Income of $5.0 Million

BINGHAMTON, N.Y.--April 23, 2002-- BSB Bancorp, Inc., (NASDAQ/NMS:BSBN) the bank holding company for BSB Bank & Trust Company, a diversified financial services organization with total assets of approximately $2.1 billion, today announced financial results for the first quarter of 2002.

First Quarter 2002 Performance Highlights:

.. A 21 percent reduction in loans 30-89 days past due from the prior quarter
.. A 6 percent reduction in non-performing loans from the prior quarter
.. Strong efficiency ratio at 50.79 percent for the quarter
.. Interest rate margin improvement of 6 basis points over the prior quarter
.. A reduction in commercial and industrial loans of an additional $80.6 million during the quarter

Net income for the quarter ended March 31, 2002 was $5.0 million, or $0.51 per diluted share, unchanged from $5.0 million, or $0.49 per diluted share, for the first quarter of 2001. Fourth quarter 2001 net income was $4.9 million, or $.49 per diluted share.

"We are pleased with our continued progress to improve our asset mix through reductions in our commercial and industrial loan portfolio, and through growth of real estate lending," said Howard W. Sharp, President and Chief Executive Officer. "Asset quality remains an important focus and we demonstrated continued progress in this area during the quarter."




Net interest income for the first quarter was $20.6 million, unchanged from $20.6 million in the first quarter of 2001. Net interest income remained stable for the current quarter despite a significant reductionin average earning assets from the first quarter of 2001. The Bank improved its interest rate margin in the first quarter of 2002 by 6 basis points, to 4.28 percent, from the fourth quarter 2001, and 47 basis points in comparison to the first quarter of 2001.

Non-interest income for the first quarter of 2002 was $4.5 million compared to $2.8 million for the March 2001 quarter and $3.1 million for the fourth quarter of 2001. First quarter 2002 non-interest income included approximately $1.8 million from the previously announced sale of the Bank's credit card portfolio to American Express Centurion Bank.

Operating expense for the first quarter of 2002 was $11.8 million, compared to $10.7 million in first quarter 2001. The increase in operating expense for the quarter primarily reflects increased salary and benefit expense associated with previously announced plans to increase staffing in certain areas of the Bank.

BSB's efficiency ratio was 50.79 percent for first quarter 2002, compared to
45.56 percent for first quarter 2001. BSB's efficiency ratio remains significantly better than the average for peer community banking institutions.

The allowance for loan losses was $52.8 million at March 31, 2002, compared to $58.8 million on December 31, 2001 and $61.4 million on March 31, 2001. At March
31, 2002 the allowance for loan losses as a percentage of period-end loans outstanding was 3.83 percent, compared to 3.96 percent at December 31, 2001 and
3.43 percent at March 31, 2001.

Non-performing loans at March 31, 2002 were $57.1 million, or 4.15 percent of total gross loans outstanding, compared to $60.7 million, or 4.09 percent of total gross loans outstanding on December 31, 2001 and $57.8 million, or 3.22 percent of total gross loans outstanding at March 31, 2001. Non-performing loans decreased $3.5 million, or 5.8 percent, at March 31, 2002, as compared to December 31, 2001, primarily as a result of two commercial loan relationships totaling $10.7 million that had been placed in non-accrual status in the fourth quarter of 2001. Of that $10.7 million, $4.4 million was placed in non-accrual status due to its delinquency status in excess of 90 days. This $4.4 million was brought current as to principal and interest in the first quarter of 2002. In addition, $6.3 million of the $10.7 million, which was a restructured non-accruing loan at December 31, 2001, is now fully performing in accordance with its restructured terms. At March 31, 2002, these outstanding loan balances are considered fully collectible as to principal and interest. Loan charge-offs discussed below also reduced non-performing loans at March 31, 2002. Offsetting these reductions in non-performing loans in the first quarter of 2002 was one commercial loan relationship that the Bank considered a potential problem which had deteriorated. Though the loan was current at March 31, 2002, it was restructured in a troubled debt restructuring that included a charge-off of $4.6 million and the remaining outstanding balance of $13.4 million was placed in non-accrual status. The relationship is included in non-performing loans as a troubled debt restructured loan in non-accrual status.

BSB continues its progress in reducing delinquent loans, with loans 30-89 days past due at March 31, 2002 totaling $14.4 million, or 1.04 percent of total gross loans outstanding, compared to $18.1 million, or 1.22 percent of total gross loans outstanding at December 31, 2001, and $35.6 million, or 1.99 percent of total gross loans outstanding at March 31, 2001.

The coverage of the allowance for loan losses to non-performing loans was 92.4 percent at March 31, 2002, 97.0 percent at December 31, 2001 and 106.3 percent at March 31, 2001. Based upon management's evaluation of these non-performing loans, and in consideration of partial charge-offs taken as well as the restructurings designed to maximize the Bank's collections, management believes the March 31, 2002 coverage ratio of 92.4 percent is reasonable.

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


First quarter 2002 gross loan charge-offs were $12.0 million, compared to fourth quarter 2001 gross loan charge-offs of $4.2 million. The largest of these was the restructured commercial loan relationshippreviously mentioned, which was written down by approximately $4.6 million. The remainder of the charge-offs represent partial and full charge-offs on numerous relationships. Though collection efforts don't cease on these loans, the status of the individual loans warranted charge-off at this time. Recoveries were $761,000 for the first quarter of 2002, as compared to $684,000 in the first quarter of 2001. At March
31, 2002, management believes that the allowance for loan losses is adequate.

"In addition to remaining dedicated to improving asset quality, we will also focus for the remainder of 2002 on prudent asset growth through residential and commercial real estate lending," said Mr. Sharp. "We believe that with a consistent and measured approach to restructuring our asset mix that focuses on more credit-worthy and profitable customer relationships, we will once again attain solid full-year financial results."

On March 18, 2002, BSB announced plans to relocate BSB Mortgage Corporation, a wholly owned subsidiary of the Bank, from the Valley Plaza in Johnson City, NY to 1923 Vestal Parkway East, Vestal, NY. The size of the new facility (4,500 square feet) will allow BSB to locate the functions of the entire mortgage loan process under one roof. This will increase operational efficiencies and maximize both the level and quality of service provided to residential mortgage customers. The proposed relocation has received regulatory approval, and is expected to occur by early summer.

On December 17, 2001, BSB announced that the Board had extended the existing stock repurchase program. Under this program, 119,500 shares of the 500,000 shares remained to be repurchased at March 31, 2002.

Forward Looking Statements:

This news release contains forward-looking statements, including those regarding the projected performance of BSB Bancorp, Inc. These statements constitute forward-looking information, within the meaning of the Private Securities
Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from any forward-looking information discussed in this news release.

Factors that might cause such differences include, but are not limited to:
fluctuations in interest rates, government regulations and economic conditions and competition in the geographic and business areas in which BSB conducts its operations, as well as unanticipated loan losses and other similar conditions affecting the Company's operations, pricing, products, and services.

Except as required by law, BSB disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements in this news release to reflect future events or developments.

For additional information regarding BSB, including a discussion of related risk factors, please refer to BSB's public filings with the Securities and Exchange
Commission which are available online at http://www.sec.gov.

Profile:

Headquartered in Binghamton, New York, BSB Bancorp, Inc. provides a broad range of deposit, loan, trust and financial management services to businesses and consumers in Broome, Onondaga, Tioga, Chenango and Chemung counties. The Bank serves its customers from 22 full-service banking offices, 29 branch-based, and 26 off-premise automatic teller machines and at 12 proprietary banking service locations (StoreTeller(R)) situated in a large area supermarket chain. In Broome
County, the Bank is the leader in total deposits with 37 percent.

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                                                   ###

BSB BANCORP, INC.  -  CONSOLIDATED                     Dollars in Thousands, Except Share Data)
FINANCIAL HIGHLIGHTS  (unaudited)
Quarters Ended                                           March 31,            December 31,           March 31,
OPERATIONS DATA                                               2002                    2001                2001
Total interest income                                      $34,022                 $35,574             $46,035
Total interest expense                                      13,453                  15,326              25,387
Net interest income                                         20,569                  20,248              20,648
Provision for loan losses                                    5,200                   4,500               4,674
Non-interest income                                          4,526                   3,053               2,829
Operating expense                                           11,829                  11,033              10,697
Income tax expense                                           3,022                   2,904               3,103
Net income                                                   5,044                   4,864               5,003
--------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
Yield on earning assets (1)                                   7.09%                   7.42%               8.48%
Cost of funds (1)                                             3.16                    3.62                5.18
Interest rate spread (1)                                      3.93                    3.80                3.30
Interest rate margin (1)                                      4.28                    4.22                3.81
Return on average assets (1)                                  1.00                    0.96                0.88
Return on average equity (1)                                 12.74                   11.97               12.69
Equity to assets (2)                                          7.58                    7.56                6.83
Operating expense to average assets (1)                       2.34                    2.18                1.88
Efficiency ratio                                             50.79                   47.35               45.56
--------------------------------------------------------------------------------------------------------------
PER SHARE DATA
Basic earnings                                               $0.52                   $0.50               $0.49
Diluted earnings                                             $0.51                   $0.49               $0.49
Book value                                                  $16.18                  $16.19              $15.56
Dividends paid                                               $0.25                   $0.25               $0.25
Dividend payout ratio                                        48.00%                  50.46%              51.09%
(1) Annualized  (2) At period ended
---------------------------------------------------------------------------------------------------------------
Quarters Ended                                           March 31,            December 31,           March 31,
FINANCIAL CONDITION DATA                                      2002                    2001                2001
Assets                                                  $2,056,275              $2,061,634          $2,277,053
Earning assets                                           1,949,923               1,952,997           2,158,780
Gross loans                                              1,377,195               1,484,634           1,791,742
Allowance for loan losses                                  (52,785)                (58,829)            (61,423)
Gross investment securities                                590,061                 512,209             417,161
Unrealized appreciation in AFS securities                    1,018                   4,321               2,328
Interest-bearing deposits                                1,391,169               1,337,841           1,638,786
Non-interest-bearing deposits                              138,412                 159,096             146,247
Borrowings                                                 328,216                 360,251             284,848
Subordinated debt                                           30,000                  30,000              30,000
Shareholders' equity                                       155,865                 155,825             155,508
Non-performing loans                                        57,135                  60,675              57,771
Loans, 30-89 days past due                                  14,357                  18,111              35,577
Other real estate                                              485                     710                 462
Repossessed assets                                           1,487                   1,324               1,908
Trust assets                                               308,110                 317,940             314,813
Serviced loans                                             444,660                 460,874             504,390
AVERAGE BALANCES
----------------------------------------------------------------------------------------------------------------
Assets                                                  $2,025,064              $2,028,093          $2,280,400
Earning assets                                           1,926,611               1,927,213           2,169,700
Gross loans                                              1,435,899               1,501,986           1,807,179
Allowance for loan losses                                  (59,134)                (57,447)            (60,433)
Gross investment securities                                508,501                 421,989             421,205
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
Unrealized app.(dep.)in AFS securities                       6,264                  10,238                (527)
Interest-bearing deposits                                1,357,340               1,390,387           1,663,153
Non-interest-bearing deposits                              144,276                 152,306             139,720
Borrowings                                                 317,471                 272,993             266,574
Subordinated debt                                           30,000                  30,000              30,000
Shareholders' equity                                       158,398                 162,493             157,737
Shares outstanding                                       9,650,367               9,771,603          10,193,563
Diluted shares outstanding                               9,882,533               9,980,098          10,268,550
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BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)

                                                                     March 31,        December 31,        March 31,
(Dollars in Thousands, Except Share Data)                                2002                2001             2001
-------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                           $    51,674         $    55,121     $     61,177
Federal funds sold                                                     30,000                                8,000
-------------------------------------------------------------------------------------------------------------------
     Total cash and cash equivalents                                   81,674              55,121           69,177
Investment securities available for sale                              578,597             502,756          410,136
Investment securities held to maturity                                 12,482              13,774            9,353
Mortgages held for sale                                                 3,493               9,860              215
Loans:
     Commercial                                                       655,769             736,382          965,333
     Consumer                                                         362,333             392,452          434,822
     Real estate                                                      359,093              355,800         391,587
         Total loans                                                1,377,195            1,484,634        1,791,742
         Net deferred costs                                               941                 802              757
         Allowance for loan losses                                   (52,785)             (58,829)         (61,423)
------------------------------------------------------------------------------------------------------------------
              Net loans                                             1,325,351           1,426,607        1,731,076
Bank premises and equipment                                            14,532              14,879           14,425
Accrued interest receivable                                            10,717              10,502           15,193
Other real estate                                                         485                 710              462
Repossessed assets                                                      1,487               1,324            1,908
Intangible assets                                                         738                 829            1,116
Other assets                                                           26,719              25,272           23,992
------------------------------------------------------------------------------------------------------------------
                                                                   $2,056,275          $2,061,634       $2,277,053
==================================================================================================================


LIABILITIES & SHAREHOLDERS' EQUITY
Due to depositors                                                  $1,529,581          $1,496,937       $1,785,033
Borrowings                                                            328,216             360,251          284,848
Other liabilities                                                      12,613              18,621           21,664
Company obligated mandatorily redeemable
     preferred securities of subsidiary, BSB Capital
     Trust I, holding solely junior subordinated
     debentures of the Company                                         30,000              30,000           30,000
-------------------------------------------------------------------------------------------------------------------
         Total liabilities                                          1,900,410           1,905,809        2,121,545
Shareholders' Equity:
     Preferred Stock, par value $0.01 per share;
         authorized 2,500,000 shares; none issued
     Common Stock, par value $0.01 per share;
         authorized 30,000,000 shares; 11,608,027
         11,535,500 and 11,507,447 shares issued                          116                 115              115
     Additional paid-in capital                                        40,496              39,331           38,851
     Undivided profits                                                145,371             142,748          134,725
     Accumulated other comprehensive income                               610               2,520            1,356
     Treasury stock, at cost: 1,976,360, 1,907,934,
         and 1,511,761 shares                                         (30,728)            (28,889)         (19,539)
------------------------------------------------------------------------------------------------------------------
$Total shareholders' equity                                           155,865             155,825          155,508
                                                                   $2,056,275          $2,061,634       $2,277,053
==================================================================================================================
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BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME  (unaudited)
-------------------------------------------------------------------------------------------------------------------
Three Months Ended                                                  March 31,        December 31,        March 31,
(Dollars in Thousands, Except Share Data)                               2002                 2001             2001
-------------------------------------------------------------------------------------------------------------------
     Interest income:
     Interest and fees on loans                                      $26,641              $28,857          $39,346
     Interest on federal funds sold                                      113                  292               19
     Interest on investment securities                                 7,119                6,333            6,663
     Interest on mortgages held for sale                                 149                   92                7
-------------------------------------------------------------------------------------------------------------------
         Total interest income                                        34,022               35,574           46,035
-------------------------------------------------------------------------------------------------------------------
Interest expense:
     Interest on savings deposits                                        648                  823            1,075
     Interest on time accounts                                         7,414                9,072           15,353
     Interest on money market deposit accounts                         1,698                1,880            4,412
     Interest on NOW accounts                                             47                   86               76
     Interest on borrowed funds                                        3,037                2,856            3,862
     Interest on mandatorily redeemable
         preferred securities of subsidiary                              609                  609              609
-------------------------------------------------------------------------------------------------------------------
         Total interest expense                                       13,453               15,326           25,387
-------------------------------------------------------------------------------------------------------------------
Net interest income                                                   20,569               20,248           20,648
Provision for loan losses                                              5,200                4,500            4,674
-------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                   15,369               15,748           15,974
Non-interest income:
     Service charges on deposit accounts                               1,243                1,323            1,287
     Mortgage servicing fees                                             212                  269              291
     Fees and commissions-brokerage services                             252                  178              202
     Trust fees                                                          353                  300              331
     Gains on sale of securities, net                                     81                  230               67
     Gain on sale of credit card portfolio, net                        1,806
     Other charges, commissions and fees                                 579                  753              651
-------------------------------------------------------------------------------------------------------------------
         Total non-interest income                                     4,526                3,053            2,829
-------------------------------------------------------------------------------------------------------------------
Operating expense:
     Salaries, pensions and other employee benefits                    6,386                5,567            5,355
     Building occupancy                                                1,080                1,087            1,138
     Professional fees                                                   509                  704              503
     Computer service fees                                               485                  502              455
     Services                                                          1,651                1,356            1,539
     Goodwill                                                             91                   95               96
     Other expenses                                                    1,627                1,722            1,611
-------------------------------------------------------------------------------------------------------------------
         Total operating expense                                      11,829               11,033           10,697
-------------------------------------------------------------------------------------------------------------------
Income before income taxes                                             8,066                7,768            8,106
Provision for income taxes                                             3,022                2,904            3,103
-------------------------------------------------------------------------------------------------------------------
NET INCOME                                                            $5,044               $4,864           $5,003
===================================================================================================================
Earnings per share:
     Basic                                                             $0.52                $0.50           $0.49
     Diluted                                                           $0.51                $0.49           $0.49
===================================================================================================================
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BSB BANCORP, INC.
Quarterly Allowance and Net Charge-offs  (unaudited)
----------------------------------------------------------------------------------------------------------------------
                                                                              Quarters Ended
                                                   March       December       September      June          March
                                                    2002          2001             2001      2001           2001
----------------------------------------------------------------------------------------------------------------------
                                                                                (Dollars In Thousands)
Average gross loans outstanding               $1,435,899      $1,501,986     $1,590,713      $1,732,379    $1,807,179
======================================================================================================================
Allowance at beginning of period                 $58,829         $56,905        $55,159         $61,423       $59,291

Charge-offs:
    Commercial loans                              10,326           1,686          1,821          11,101         2,080
     Consumer loans                                1,664           2,501          1,856           1,219         1,082
     Residential real estate loans                    15              29             30             105            64
     Commercial real estate loans                                                    58
----------------------------------------------------------------------------------------------------------------------
       Total loans charged-off                    12,005           4,216          3,765          12,425         3,226
Recoveries                                           761           1,640            961           1,661           684
---------------------------------------------------------------------------------------------------------------------
Net charge-offs                                   11,244           2,576          2,804          10,764         2,542
----------------------------------------------------------------------------------------------------------------------
Provision for loan losses charged
    to operating expenses                          5,200           4,500          4,550           4,500         4,674
----------------------------------------------------------------------------------------------------------------------
Allowance at end of period                       $52,785         $58,829        $56,905         $55,159       $61,423
======================================================================================================================

Ratio of net charge-offs to:
    Average total loans

        outstanding (annualized)                   3.13%            0.69%          0.71%         2.49%           0.56%

Ratio of allowance to:
 Non-performing loans
                                                  92.39%           96.96%        129.37%       102.13%         106.32%
    Period-end total
       loans outstanding                           3.83%            3.96%          3.70%         3.34%           3.43%

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BSB BANCORP, INC.
Non-performing Assets  (unaudited)
---------------------------------------------------------------------------------------------------------------------
                                               March 31,       Dec. 31,     Sept. 30,       June 30,       March 31,
(Dollars in Thousands)                             2002            2001         2001            2001           2001
----------------------------------------------------------------------------------------------------------------------
Non-accrual loans:
    Commercial loans                            $31,813        $42,424        $32,198       $38,945         $34,440
    Residential real estate loans                   842            882          1,365         1,258           1,424
    Commercial real estate loans                  4,342          4,235          3,655         5,496           8,792
    Troubled debt restructured

       loans                                     19,402         12,255          5,884         7,419          12,254
-------------------------------------------------------------------------------------------------------------------
         Total non-accrual loans                 56,399         59,796          43,102        53,118          56,910
    Consumer accruing loans
         with principal  or interest

         payments 90 days overdue                   736            879            883           892             861
----------------------------------------------------------------------------------------------------------------------
        Total non-performing loans               57,135         60,675         43,985        54,010          57,771
Repossessed Assets                                1,487          1,324          1,993         2,269           1,908
Other Real Estate Owned                             485            710            478           435             462
----------------------------------------------------------------------------------------------------------------------
        Total non-performing assets             $59,107        $62,709        $46,456       $56,714         $60,141
======================================================================================================================

Total non-performing loans
    to total loans                                 4.15%          4.09%           2.86%         3.27%        3.22%
==================================================================================================================

Total non-performing assets
     to total assets                               2.87%          3.04%           2.21%         2.65%        2.64%
==================================================================================================================



Note: Accruing loans classified as troubled debt restructured loans totaled:
$7,578,000, $8,751,000, $5,275,000, $2,143,000 and $2,571,000 at March 31, 2002,
December 31, 2001, September 30, 2001, June 30, 2001 and March 31, 2001,
respectively. The Bank does not consider


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